Exhibit 99.1

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	3

FINANCIAL STATEMENTS

Consolidated balance sheets	4

Consolidated statements of income	5

Consolidated statements of comprehensive income	6

Consolidated statements of stockholders’ equity	7

Consolidated statements of cash flows	8

Notes to consolidated financial statements	9-26

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 6, 2004

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$25,198,796	$35,459,970
Interest-bearing deposits in banks	571,884	1,148,764
Federal funds sold	—	22,300,000
Securities available-for-sale	56,499,855	62,088,707
Securities held-to-maturity, at cost (fair value 2003 $597,702; 2002 $938,323)	572,369	899,208
Restricted equity securities, at cost	983,473	1,483,473
Loans held for sale	1,673,368	5,796,885
Loans	418,637,070	350,276,958
Less allowance for loan losses	4,178,472	3,827,270

Loans, net	414,458,598	346,449,688
Premises and equipment	9,099,287	8,571,401
Other assets	6,079,703	4,954,606

Total assets	$515,137,333	$489,152,702

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$81,309,482	$81,412,273
Interest-bearing	345,723,652	338,737,025

Total deposits	427,033,134	420,149,298
Other borrowings	34,835,265	20,287,289
Other liabilities	1,884,542	2,048,139

Total liabilities	463,752,941	442,484,726

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 issued	18,092,664	18,092,664
Surplus	739,560	739,560
Retained earnings	33,661,983	28,647,251
Accumulated other comprehensive income	283,601	581,917
Treasury stock	(1,393,416)	(1,393,416)

Total stockholders’ equity	51,384,392	46,667,976

Total liabilities and stockholders’ equity	$515,137,333	$489,152,702

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Interest income:
Loans, including fees	$23,719,723	$23,037,336	$24,698,187
Taxable securities	1,340,100	3,188,287	6,339,896
Nontaxable securities	447,358	700,148	901,210
Deposits in banks	23,390	108,714	3,332
Federal funds sold	217,764	264,191	1,281,392

Total interest income	25,748,335	27,298,676	33,224,017

Interest expense:
Deposits	8,523,860	10,053,245	15,401,525
Other borrowings	905,430	924,061	1,105,027

Total interest expense	9,429,290	10,977,306	16,506,552

Net interest income	16,319,045	16,321,370	16,717,465
Provision for loan losses	472,500	540,500	550,000

Net interest income after provision for loan losses	15,846,545	15,780,870	16,167,465

Other income:
Service charges on deposit accounts	2,350,417	2,144,544	2,244,705
Other service charges and fees	875,614	716,566	670,621
Gain (loss) on sale of securities available-for-sale	—	80,040	(100,445)
Gain on sale of land	216,905	72,385	—
Mortgage banking income	2,089,031	1,532,635	1,828,653

Total other income	5,531,967	4,546,170	4,643,534

Other expenses:
Salaries and employee benefits	5,762,785	5,679,887	5,580,792
Equipment and occupancy expenses	1,468,574	1,369,008	1,307,616
Other operating expenses	2,186,163	2,085,590	1,893,229

Total other expenses	9,417,522	9,134,485	8,781,637

Income before income taxes	11,960,990	11,192,555	12,029,362
Income tax expense	4,225,081	3,858,717	4,056,272

Net income	$7,735,909	$7,333,838	$7,973,090

Earnings per share	$1.08	$1.02	$1.11

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Net income	$7,735,909	$7,333,838	$7,973,090

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Net unrealized holding gains (losses) arising during period, net of tax (benefits) of $(153,678), $248,308 and $280,267, respectively	(298,316)	482,010	544,046
Reclassification adjustment for (gains) losses realized in net income, net of tax (benefits) of $0, $27,214 and $(34,151), respectively	—	(52,826)	66,294

Other comprehensive income (loss)	(298,316)	429,184	610,340

Comprehensive income	$7,437,593	$7,763,022	$8,583,430

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common Stock		Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity
	Shares	Par Value				Shares	Cost
Balance, December 31, 2000	3,640,314	$9,100,784	$739,560	$27,568,474	$(457,607)	43,562	$(903,620)	$36,047,591
Net income	—	—	—	7,973,090	—	—	—	7,973,090
Two-for-one common stock split	3,596,752	8,991,880	—	(8,991,880)	—		—	—
Cash dividends declared, $.38 per share	—	—	—	(2,729,924)	—	—	—	(2,729,924)
Purchase of treasury stock	—	—	—	—	—	12,024	(177,354)	(177,354)
Other comprehensive income	—	—	—	—	610,340	—	—	610,340

Balance, December 31, 2001	7,237,066	18,092,664	739,560	23,819,760	152,733	55,586	(1,080,974)	41,723,743
Net income	—	—	—	7,333,838	—	—	—	7,333,838
Cash dividends declared, $.35 per share	—	—	—	(2,506,347)	—	—	—	(2,506,347)
Purchase of treasury stock	—	—	—	—	—	20,488	(312,442)	(312,442)
Other comprehensive income	—	—	—	—	429,184	—	—	429,184

Balance, December 31, 2002	7,237,066	18,092,664	739,560	28,647,251	581,917	76,074	(1,393,416)	46,667,976
Net income	—	—	—	7,735,909	—	—	—	7,735,909
Cash dividends declared, $.38 per share	—	—	—	(2,721,177)	—	—	—	(2,721,177)
Other comprehensive loss	—	—	—	—	(298,316)	—	—	(298,316)

Balance, December 31, 2003	7,237,066	$18,092,664	$739,560	$33,661,983	$283,601	76,074	$(1,393,416)	$51,384,392

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$7,735,909	$7,333,838	$7,973,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	456,645	549,521	535,646
Provision for loan losses	472,500	540,500	550,000
Deferred income taxes	(33,587)	(203,422)	(265,707)
(Gain) loss on sale of securities available-for-sale	—	(80,040)	100,445
Gain on sale of land	(216,905)	(72,385)	—
Net (increase) decrease in loans held for sale	4,123,517	(4,221,729)	(414,294)
(Increase) decrease in interest receivable	(231,283)	331,590	1,059,098
Decrease in interest payable	(209,362)	(301,254)	(185,818)
Net other operating activities	46,136	877,134	(367,420)

Net cash provided by operating activities	12,143,570	4,753,753	8,985,040

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(62,674,779)	(35,536,158)	(68,469,392)
Proceeds from sales of securities available-for-sale	—	16,641,725	8,552,785
Proceeds from maturities of securities available-for-sale	67,811,637	57,811,193	82,514,277
Proceeds from maturities of securities held-to-maturity	326,839	2,623,031	5,748,288
Sales (purchases) of restricted equity securities	500,000	(169,000)	—
Net (increase) decrease in federal funds sold	22,300,000	21,500,000	(21,350,000)
Net (increase) decrease in interest-bearing deposits in banks	576,880	3,783,680	(4,788,110)
Net increase in loans	(68,481,410)	(45,679,237)	(33,980,728)
Proceeds from sale of land	275,000	355,744	—
Purchase of premises and equipment	(1,042,626)	(1,962,362)	(954,880)
Net other investing activities	(706,920)	(129,000)	(600,000)

Net cash provided by (used in) investing activities	(41,115,379)	19,239,616	(33,327,760)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	6,883,836	(16,514,654)	49,531,028
Net proceeds from (repayments of) other borrowings	14,547,976	4,595,659	(4,510,770)
Dividends paid	(2,721,177)	(2,506,347)	(2,729,924)
Purchase of treasury stock	—	(312,442)	(177,354)

Net cash provided by (used in) financing activities	18,710,635	(14,737,784)	42,112,980

Net increase (decrease) in cash and due from banks	(10,261,174)	9,255,585	17,770,260
Cash and due from banks at beginning of year	35,459,970	26,204,385	8,434,125

Cash and due from banks at end of year	$25,198,796	$35,459,970	$26,204,385

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,638,652	$11,278,560	$16,692,370
Income taxes	$4,285,607	$3,933,164	$4,378,028

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $93,000 and $151,000 at December 31, 2003 and 2002, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or fair value. These loans are sold to investors with servicing rights attached.

Mortgage banking income in the statement of income consists of fees received from investors from the sale of servicing rights and miscellaneous fees received from borrowers. These fees are recognized in income at the time the loans are sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $8,146 and $116,818, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding was 7,160,992 and 7,161,609 for the years ending December 31, 2003 and 2002, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial conditions or results of operations.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2003:
U.S. Government and agency securities	$33,729,039	$91,448	$(50,877)	$33,769,610
State and municipal securities	8,619,948	229,603	(3,461)	8,846,090
Mortgage-backed securities	13,721,170	199,156	(36,171)	13,884,155

	$56,070,157	$520,207	$(90,509)	$56,499,855

December 31, 2002:
U.S. Government and agency securities	$22,852,511	$258,745	$—	$23,111,256
State and municipal securities	12,979,605	246,544	(10,648)	13,215,501
Mortgage-backed securities	25,374,899	456,369	(69,318)	25,761,950

	$61,207,015	$961,658	$(79,966)	$62,088,707

Securities Held-to-Maturity
December 31, 2003:
State and municipal securities	$470,000	$20,343	$—	$490,343
Mortgage-backed securities	102,369	4,990	—	107,359

	$572,369	$25,333	$—	$597,702

December 31, 2002:
State and municipal securities	$640,000	$27,951	$—	$667,951
Mortgage-backed securities	259,208	11,164	—	270,372

	$899,208	$39,115	$—	$938,323

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

Restricted equity securities are summarized as follows:

	December 31,
	2003	2002
Federal Home Loan Bank stock	$750,000	$1,250,000
Correspondent bank stock	233,473	233,473

	$983,473	$1,483,473

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 tables above, 1 out of 29 securities purchased from state and political subdivisions contained unrealized losses and 23 out of 67 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

Securities with a carrying value of $50,192,000 and $51,344,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,
	2003	2002	2001
Gross gains	$—	$86,038	$1,233
Gross losses	—	(5,998)	(101,678)

Net realized gains (losses)	$—	$80,040	$(100,445)

The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$958,357	$970,415	$—	$—
Due from one to five years	31,546,507	31,679,010	370,000	386,447
Due from five to ten years	8,499,436	8,572,846	100,000	103,896
Due after ten years	1,344,687	1,393,429	—	—
Mortgage-backed securities	13,721,170	13,884,155	102,369	107,359

	$56,070,157	$56,499,855	$572,369	$597,702

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial, financial, and agricultural	$55,075,000	$58,994,000
Real estate – construction	156,821,000	102,602,000
Real estate – mortgage	191,944,000	165,546,000
Consumer installment and other	14,797,070	23,134,958

	418,637,070	350,276,958
Allowance for loan losses	(4,178,472)	(3,827,270)

Loans, net	$414,458,598	$346,449,688

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002	2001
Balance, beginning of year	$3,827,270	$3,376,986	$2,884,397
Provision for loan losses	472,500	540,500	550,000
Loans charged off	(162,604)	(128,849)	(83,451)
Recoveries of loans previously charged off	41,306	38,633	26,040

Balance, end of year	$4,178,472	$3,827,270	$3,376,986

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $345,994 and $296,643 at December 31, 2003 and 2002, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2003 and 2002. The average recorded investment in impaired loans for 2003 and 2002 was $344,671 and $315,648, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2003, 2002 and 2001.

Loans past due ninety days or more and still accruing interest amounted to $1,654,000 and $1,048,000 at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$839,273
Advances	397,243
Repayments	(520,860)

Balance, end of year	$715,656

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$1,900,482	$1,569,547
Buildings	8,903,117	7,520,097
Equipment	3,371,456	3,055,073
Construction in progress, estimated cost to complete $75,000	—	1,080,141

	14,175,055	13,224,858
Accumulated depreciation	(5,075,768)	(4,653,457)

	$9,099,287	$8,571,401

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $67,741,000 and $60,365,000, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$139,765,031
2005	40,941,727
2006	14,647,840
2007	9,671,630
2008	11,269,235

$216,295,463

The Company had deposits from one public depositor totaling $33,938,600 at December 31, 2002.

Overdraft demand deposits reclassified to loans totaled $39,000 and $181,000 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2003	2002
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due March 19, 2010.	1,000,000	—
Advance from Federal Home Loan Bank with interest at 3.28%, due March 17, 2008.	1,000,000	—
Advance from Federal Home Loan Bank with interest at 3.16%, due March 19, 2010.	2,785,714	—
Advance from correspondent bank with interest at prime less .25%, unsecured, due December 30, 2003.	—	2,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	249,551	3,287,289
Federal funds purchased and securities sold under agreements to repurchase	19,800,000	5,000,000

	$34,835,265	$20,287,289

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $16,670,000, Federal Home Loan Bank stock of $750,000 and a Federal Home Loan Bank Agency bond in the amount of $2,000,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $5,000,000 at December 31, 2003.

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2003	2002	2001
Fees from sale of servicing rights	$997,390	$761,746	$884,441
Other fees from borrowers	1,091,641	770,889	944,212

	$2,089,031	$1,532,635	$1,828,653

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2003, 2002 and 2001 amounted to $324,051, $320,657, and $320,809, respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $58,082, $51,734, and $59,290 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2003	2002	2001
Current	$4,258,668	$4,062,139	$4,321,979
Deferred	(33,587)	(203,422)	(265,707)

Income tax expense	$4,225,081	$3,858,717	$4,056,272

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002	2001
Income taxes at federal statutory rate	$4,186,347	$3,917,396	$4,210,277
Tax-exempt interest	(141,847)	(216,604)	(264,575)
State income taxes	278,592	256,642	239,201
Surtax exemption	(100,000)	(100,000)	(100,000)
Other items, net	1,989	1,283	(28,631)

Income tax expense	$4,225,081	$3,858,717	$4,056,272

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Loan loss reserves	$1,499,017	$1,363,175
Deferred compensation	199,454	176,989

	1,698,471	1,540,164

Deferred tax liabilities:
Depreciation	148,305	23,585
Securities available for sale	146,097	299,775

	294,402	323,360

Net deferred tax assets	$1,404,069	$1,216,804

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Commitments to extend credit	$75,343,002	$69,417,280
Other standby letters of credit	4,529,705	3,562,246

	$79,872,707	$72,979,526

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $8,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $3,752,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$55,280	12.51%	$35,343	8.00%	N/A	N/A
Bank	$54,121	12.26%	$35,324	8.00%	$44,155	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$51,102	11.57%	$17,671	4.00%	N/A	N/A
Bank	$49,943	11.31%	$17,662	4.00%	$26,493	6.00%
Tier I Capital to Average Assets:
Consolidated	$51,102	9.74%	$20,986	4.00%	N/A	N/A
Bank	$49,943	9.52%	$20,979	4.00%	$26,224	5.00%

As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$49,913	13.23%	$30,183	8.00%	N/A	N/A
Bank	$48,930	13.01%	$30,086	8.00%	$37,607	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$46,086	12.22%	$15,091	4.00%	N/A	N/A
Bank	$45,103	11.99%	$15,043	4.00%	$22,564	6.00%
Tier I Capital to Average Assets:
Consolidated	$46,086	9.79%	$18,832	4.00%	N/A	N/A
Bank	$45,103	9.58%	$18,824	4.00%	$23,530	5.00%

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities is based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$25,770,680	$25,770,680	$58,908,734	$58,908,734
Securities available-for-sale	56,499,855	56,499,855	62,088,707	62,088,707
Securities held-to-maturity	572,369	597,702	899,208	938,323
Restricted equity securities	983,473	983,473	1,483,473	1,483,473
Loans held for sale	1,673,368	1,673,368	5,796,885	5,796,885
Loans	414,458,589	417,474,133	346,449,688	352,375,384
Accrued interest receivable	3,024,124	3,024,124	2,792,841	2,792,841

Financial liabilities:
Deposits	427,033,134	429,237,671	420,149,298	424,142,650
Other borrowings	34,835,265	35,600,000	20,287,289	20,652,786
Accrued interest payable	1,081,861	1,081,861	1,291,223	1,291,223

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2003	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$25,854,550	$14,737	$—	$(120,952)	$25,748,335
Interest expense	9,444,027	106,215	—	(120,952)	9,429,290
Net interest income (expense)	16,410,523	(91,478)	—	—	16,319,045
Intersegment net interest income (expense)	91,478	(91,478)	—	—	—
Other revenue from external sources	3,430,336	2,089,031	12,600	—	5,531,967
Intersegment other revenues	58,840	(58,840)	—	—	—
Depreciation	444,961	2,603	9,081	—	456,645
Provision for loan losses	472,500	—	—	—	472,500
Segment profit	11,585,171	517,663	(141,844)	—	11,960,990
Segment assets	515,919,324	2,950,400	1,157,198	(4,889,589)	515,137,333
Expenditures for premises and equipment	1,037,509	5,117	—	—	1,042,626

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2002	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$27,400,632	$10,614	$—	$(112,570)	$27,298,676
Interest expense	10,987,920	101,956	—	(112,570)	10,977,306
Net interest income (expense)	16,412,712	(91,342)	—	—	16,321,370
Intersegment net interest income (expense)	91,342	(91,342)	—	—	—
Other revenue from external sources	3,001,335	1,532,635	12,200	—	4,546,170
Intersegment other revenues	58,600	(58,600)	—	—	—
Depreciation	538,433	2,004	9,084	—	549,521
Provision for loan losses	540,500	—	—	—	540,500
Segment profit	11,176,061	176,887	(160,393)	—	11,192,555
Segment assets	486,961,832	6,653,256	216,454	(4,678,840)	489,152,702
Expenditures for premises and equipment	1,962,362	—	—	—	1,962,362

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2001	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$33,413,872	$9,515	$—	$(199,370)	$33,224,017
Interest expense	16,515,616	190,306	—	(199,370)	16,506,552
Net interest income (expense)	16,898,256	(180,791)	—	—	16,717,465
Intersegment net interest income (expense)	180,340	(180,340)	—	—	—
Other revenue from external sources	2,814,881	1,828,653	—	—	4,643,534
Intersegment other revenues	43,000	(55,000)	12,000	—	—
Depreciation	522,777	3,437	9,432	—	535,646
Provision for loan losses	550,000	—	—	—	550,000
Segment profit	11,792,651	347,560	(110,849)	—	12,029,362
Segment assets	495,983,128	2,364,647	301,848	(2,464,537)	496,185,086
Expenditures for premises and equipment	954,880	—	—	—	954,880

NOTE 15. STOCK DIVIDEND

On January 11, 2001, the Company declared a two-for-one common stock split in the form of a dividend payable to stockholders of record on January 11, 2001. An amount equal to the par value of common shares declared was transferred from retained earnings to common stock.

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2003 and 2002, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2003, 2002, and 2001.

CONDENSED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Cash	$923,085	$28,123
Investment in subsidiaries	50,227,194	46,389,483
Premises and equipment	179,249	188,331
Other assets	54,864	62,039

Total assets	$51,384,392	$46,667,976

Stockholders’ equity	$51,384,392	$46,667,976

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
Income
Dividends from bank subsidiary	$3,686,863	$2,893,789	$3,007,278
Rental income	12,600	12,200	12,000

	3,699,463	2,905,989	3,019,278

Expense
Salaries and employee benefits	100,703	104,218	104,218
Depreciation	9,081	9,084	9,431
Other expenses	44,660	59,291	9,200

Total expenses	154,444	172,593	122,849

Income before income tax expense (benefits) and equity in undistributed income of subsidiaries	3,545,019	2,733,396	2,896,429
Income tax expense (benefits)	(54,864)	(62,038)	(42,876)

Income before undistributed income of subsidiaries	3,599,883	2,795,434	2,939,305
Equity in undistributed income of subsidiaries	4,136,026	4,538,404	5,033,785

Net income	$7,735,909	$7,333,838	$7,973,090

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$7,735,909	$7,333,838	$7,973,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,081	9,084	9,431
Undistributed income of subsidiaries	(4,136,026)	(4,538,404)	(5,033,785)
Net other operating activities	7,175	(19,163)	(5,730)

Net cash provided by operating activities	3,616,139	2,785,355	2,943,006

FINANCING ACTIVITIES
Dividends paid	(2,721,177)	(2,506,347)	(2,729,924)
Purchase of treasury stock	—	(312,442)	(177,354)

Net cash used in financing activities	(2,721,177)	(2,818,789)	(2,907,278)

Net increase (decrease) in cash	894,962	(33,434)	35,728
Cash at beginning of year	28,123	61,557	25,829

Cash at end of year	$923,085	$28,123	$61,557